UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 1, 2006

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Registrant reports that it entered into a Management Agreement, dated as of December 15, 2005 and effective January 1, 2006, with Daniel Ng, the Chief Executive Officer and Founder of the Registrant. The Management Agreement provides that Daniel Ng shall be the Chief Executive Officer of the Registrant for a term of three years, with additional one year terms agreed to unless the Registrant shall have given Mr. Ng written notice of termination at least 180 days prior to the Termination Date. Mr. Ng is entitled only to nominal base salary during the first three years, and no bonus during the first year, with bonuses to be reviewed annually after the first year. For the second year under the Management Agreement, if the revenue growth of the Registrant in 2006 compared to 2005 is over 50%, Mr. Ng’s gross base salary and compensation package shall adjust to the “Market Rate.” The Market Rate is defined as the rate of pay of a Chief Executive Officer who is employed by a company operating in a similar industry with similar capacity, and shall be determined by the Board of Directors. The Management Agreement has confidentiality, non-solicitation and other protective covenants which run in favor of the Registrant.

Mr. Ng is the majority shareholder of the Registrant, owning securities with a vote of 32,625,000 out of a total combined voting power of 39,462,468, representing 82.6% of the total combined voting power of the Registrant. As such, the Management Agreement was approved by the vote of the majority of independent directors of the Registrant.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

By: /s/ Daniel Ng
      Daniel Ng
      President and CEO

Dated: January 16, 2006

3